[LOGO OF FIRST RELIANCE BANCSHARES, INC.]

Contact:	Van Rowell	Rick Saunders
	Marketing	President & CEO
	First Reliance Bank	First Reliance Bank
	2170 W. Palmetto St.	2170 W. Palmetto St.
	Florence, SC 29501	Florence, SC 29501
	(843) 269-0264	(843) 656-5000
	vrowell@firstreliance.com	rsaunders@firstreliance.com

FOR IMMEDIATE RELEASE

FIRST RELIANCE BANK ISSUES SECOND QUARTER RESULTS

July 02, 2003 (Florence, SC) – First Reliance Bank announces its second quarter 2003 results.

As of June 30, 2003, First Reliance Bank reported total assets of $150.6 million, total deposits of $120.3 million, total loans of $108.1 million, and year-to-date earnings of $529,711.00.

“Our second quarter performance this year confirms again that we continue to grow strong,” said Rick Saunders, President & CEO. “Our growth and earnings continue to outpace our year-to-date projections.”

Second quarter 2003 total deposits were approximately 21% higher than the $99.7 million total deposits the Bank reported in the second quarter of 2002. Total loans grew more than 43%, from $75.5 million on June 30, 2002 to $108.1 million on June 30, 2003.

2170 West Palmetto Street  •  Florence, SC 29501  •  FAX: (843) 622-8373

411 Second Loop Road  •  Florence, SC 29505  •  FAX: (843) 656-2101

PHONE: (843) 656-5000

www.firstreliance.com

FIRST RELIANCE BANK ISSUES SECOND QUARTER RESULTS / ADD 2

Total assets grew more than 51%, from $99.7 million. Total profits grew 41%, from $374,785.00 on June 30, 2002, to $529,711.00 on June 30, 2003.

Earnings per share in the second quarter were $.09. Earnings per share in the first quarter were $.12.

“The bank continues to is exceed budgeted earnings projections by 37%, deposit growth at 2.69% and loan growth at 11.55% above projections. This demonstrates the bank’s continued success at penetrating the Florence Market. “ said Jeff Paolucci, Senior Vice President and Chief Financial Officer for First Reliance Bank.

In April, 2003 First Reliance Bank successfully moved into its new Operations Center as it continues to expand and meet the challenges of a fast growing company. The Bank plans to convert all of its data processing functions to the new Operations Center by the middle of 2004.

It was also able to acquire the property adjacent to the bank where Monroe Muffler and Auto Repair is currently doing business and was also able to acquire an easement that would allow the bank to have easy access and parking to the new Operations Center. These purchases demonstrate the bank’s desire and commitment to serve the Florence Community and to meet its Vision of being the Largest and most profitable bank in South Carolina.

First Reliance Bank is the only locally owned and operated community bank in Florence County.

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2170 West Palmetto Street  •  Florence, SC 29501  •  FAX: (843) 622-8373

411 Second Loop Road  •  Florence, SC 29505  •  FAX: (843) 656-2101

PHONE: (843) 656-5000

www.firstreliance.com